EXHIBIT 99.2


TOM E. ROESSER                                3241-0
KATHERINE G. LEONARD                          5576-0
CARLSMITH BALL LLP
Pacific Tower, Suite 2200
1001 Bishop Street
Honolulu, Hawaii 96813
Telephone: (808) 523-2500
Facsimile: (808) 523-0842
troesser@carlsmith.com; kleonard@carlsmith.com

BRUCE BENNETT (Admitted Pro Hac Vice)
SIDNEY P. LEVINSON (Admitted Pro Hac Vice)
HENNIGAN, BENNETT & DORMAN LLP
601 South Figueroa Street, Suite 3300
Los Angeles, California 90017
Telephone: (213) 694-1200
Facsimile: (213) 694-1234
bennettb@hbdlawyers.com; levinsons@hbdlawyers.com;
chum@hbdlawyers.com

Counsel for JOSHUA GOTBAUM, CHAPTER 11
TRUSTEE FOR HAWAIIAN AIRLINES, INC.

                        UNITED STATES BANKRUPTCY COURT
                              DISTRICT OF HAWAII

In re                                                    )  Case No. 03-00817
                                                         )
HAWAIIAN AIRLINES, INC., a Hawaii                        )  Chapter 11
corporation,                                             )
                                                         )
        Debtor.                                          )
                                                         )
                                                         )
_________________________________________________________)
                                                         )  Adv. No. 03-_______________________
JOSHUA GOTBAUM, as Chapter 11                            )
Trustee FOR HAWAIIAN AIRLINES,                           )
INC.,                                                    )
        Plaintiff,                                       )
_________________________________________________________)


                                                         )
vs.                                                      )
                                                         )
JOHN W. ADAMS; HAWAIIAN                                  )
HOLDINGS, INC., a Delaware                               )
corporation; AIP, LLC, a Delaware                        )
limited liability company; AIRLINE                       )
INVESTOR PARTNERSHIP, L.P., a                            )
Delaware limited partnership; and SMITH                  )
MANAGEMENT, LLC, a New York                              )
limited liability company.                               )
                                                         )
                  Defendants,                            )
                                                         )
                                                         )
_________________________________________________________)

                COMPLAINT FOR FRAUDULENT TRANSFER, AVOIDANCE OF
                  PREFERENCE, TURNOVER, VIOLATION OF
                  DUTY OF CARE, VIOLATION OF DUTY OF LOYALTY,
                   UNLAWFUL DISTRIBUTION, UNJUST ENRICHMENT
                     AND IMPOSITION OF CONSTRUCTIVE TRUST
                -----------------------------------------------

     Plaintiff Joshua Gotbaum, as Chapter 11 Trustee for Hawaiian Airlines, Inc., alleges as follows:

I.   SUMMARY

     1. This action involves the scheme conceived by defendant John Adams, former CEO and Chairman of the Board of Hawaiian Airlines, Inc. ("Hawaiian"), and agreed to by Board members he controlled, to extract millions of Hawaiian's cash for Adams and his affiliates at the expense of the airline and its creditors. In the aftermath of the events of September 11, 2001 - and in sharp contrast to the nation's other airlines - Adams caused the Board he controlled to authorize a series of discretionary distributions totaling more than $28 million that had no business purpose other than to line Adams' pockets. These payouts were made shortly after Hawaiian received $30 million in stabilization funds from the federal government and at the same time Hawaiian was seeking more than $20 million in contract modifications and concessions from its aircraft lessors.

     2. Rather than responsibly use the stabilization funds for the legitimate business purpose Congress intended, i.e., to ensure Hawaiian's ongoing viability, the Adams-controlled Board voted instead to distribute (a) to shareholders $25 million of the company's cash through a self-tender offer at a 31% premium over the share's market price, and (b) to insiders and their interests nearly $3 million of the company's cash in purported consulting agreements and compensation. Not surprisingly, Adams and his affiliates were the biggest beneficiaries of these transactions. As a result of the tender offer alone, Adams and his interests not only received over $17 million or nearly 70% of the total proceeds distributed, but the transaction was structured so as to permit Adams and his affiliates to continue to maintain majority control over Hawaiian.

     3. In bad faith and in breach of his fiduciary duties, Adams caused the Board he controlled to approve these transactions despite clear and alarming indicators that the company's financial condition had dramatically deteriorated. Predictably, distributing one-quarter of the company's critically needed cash left Hawaiian with unreasonably small capital to sustain its operations and rendered it insolvent. Within months of the tender offer's completion, Hawaiian was forced to seek further concessions from its aircraft lessors as well as its labor unions, and filed for bankruptcy protection less than nine months later.

II.  JURISDICTION AND VENUE

     4. This Court has subject matter jurisdiction over this action pursuant to 28 U.S.C. Section 1334. This action is a core proceeding pursuant to 28 U.S.C. Section 157(b)(1) and (2)(A), (E), (F), (H) and (O), and is brought pursuant to 11 U.S.C. Sections 542, 544, 547, 548 and 550. This action is an adversary proceeding arising under Title 11 of the United States Code (the "Bankruptcy Code") or arising in or related to the above-captioned chapter 11 bankruptcy case pending in this Court.

     5. Venue is proper in this Court pursuant to 28 U.S.C. Sections 1408 and 1409.

III. PARTIES

     A. Plaintiff

     6. Hawaiian Airlines, Inc. (hereinafter "Hawaiian") is engaged primarily in the scheduled transportation of passengers, cargo and mail and flies daily flights between Hawaii and certain major U.S. cities ("transpacific") and among the major islands in the State of Hawaii ("interisland"), and weekly flights between Hawaii and each of Pago Pago, American Samoa and Papeete, Tahiti in the South Pacific. Hawaiian commenced a chapter 11 proceeding under Title 11 of the Bankruptcy Code on March 21, 2003. Plaintiff Joshua Gotbaum (referred to herein as the "Plaintiff") is the duly appointed Chapter 11 trustee for the Hawaiian bankruptcy estate and is vested with the authority to bring claims held by Hawaiian pursuant to the Bankruptcy Code and the Federal Rules of Bankruptcy Procedure.

     B. Defendants

     7. Defendant John Adams ("Adams") was at all relevant times Chairman of the Board of Directors for Hawaiian. As of May 17, 2002, by vote of the Board that he controlled, Adams also assumed the role of Chief Executive Officer ("CEO") and President. Prior to August 2002, Airline Investors Partnership L.P. ("AIP LP"), an entity controlled by Adams, held a majority of Hawaiian's stock and had the right to designate six members of Hawaiian's eleven member Board. By virtue of their control over a majority of the board positions, Adams and AIP controlled Hawaiian's Board of Directors. As of April 18, 2002, Adams also directly owned 30,825 Hawaiian shares. In connection with the tender offer, Adams and AIP collectively received $17,124,249 as a result of their stock ownership in Hawaiian.

     8. Defendant AIP, LLC ("AIP LLC") is a Delaware limited liability company, which is the successor to AIP LP, and of which Adams is the sole managing member. Prior to the tender offer, AIP LP owned a majority of Hawaiian's stock and had the right to elect a majority of Hawaiian's Board of Directors. AIP LP acquired its ownership interest in Hawaiian for approximately $20 million in 1996, two years after Hawaiian emerged from its 1993 bankruptcy proceeding.

     9. Smith Management, LLC ("Smith Management") is a New York limited liability company that, on information and belief, operates as Adams' and his partner Randy Smith's investment management company. At all relevant times, Adams was a managing member of Smith Management and also served as its President.

     10. Hawaiian Holdings, Inc. ("Hawaiian Holdings") is a Delaware corporation that was formed as part of a reorganization that was approved in April 2002 and became effective August 29, 2002, whereby Hawaiian became, indirectly, a wholly owned subsidiary of Hawaiian Holdings, and AIP LP was restructured into AIP LLC. As was the case between Hawaiian and AIP LP, AIP LLC controls a majority of the outstanding Hawaiian Holdings stock and has the right to designate six of the eleven Hawaiian Holdings' board seats. Accordingly, Adams and AIP also control Hawaiian Holdings' Board.

IV. FACTUAL BACKGROUND

     A. Impact of September 11, 2001

     11. The terrorist attacks on September 11, 2001, had an immediate and devastating effect on every American airline. Hawaiian was no exception. In the wake of that tragedy, Hawaiian was forced to reduce its capacity by approximately 22% and furlough 12% of its workforce due to reduced travel demand. Acknowledging that the events of September 11 radically changed the economic outlook of the airline industry, Hawaiian, along with the nation's other airlines, sought assistance from the U.S. government to confront the liquidity crisis they faced. In seeking such relief, the airlines conceded that the industry was already in a business cycle trough prior to the events of September 11, and as a result of the industry's materially changed economic outlook, the airlines had each had to revise their forecasted cash balances through June 2002. Congress responded by passing the Stabilization Act which allowed airlines to receive certain payments and obtain federal loan guarantees to assist them in recovering from the effects of September 11.

     12. Pursuant to that Act, Hawaiian applied for and received more than $30 million in federal stabilization funds, $24.9 million of which was received by Hawaiian in December 2001 and the remainder in August 2002.

     B. Proposed Aloha/Hawaiian Merger

     13. Against this backdrop, in December 2001, Hawaiian entered into an agreement to merge with Aloha Airlines, Inc. ("Aloha"), its principal competitor in the interisland market, and TurnWorks, Inc. In advocating the merger, Adams stressed that following September 11, the merger was "absolutely necessary" to the ongoing survival of Hawaiian and Aloha, since neither airline had been able to make consistent profits in the interisland market.

     14. The proposed merger presented Adams and AIP an opportunity to recoup their investment in Hawaiian. As part of the merger, Adams ensured that he and his interests would receive additional benefits totaling $53 million not accorded to other shareholders. Specifically, a special shareholders agreement with Aloha granted AIP over $36 million in short term notes, a $10 million preferential merger payment and 18 million shares of the merged entity. Additionally, Adams caused Hawaiian to execute an Advisory Services Agreement with himself, personally, and his investment management company Smith Management, pursuant to which Hawaiian or its successor agreed to pay, upon completion of the merger, $4 million in cash to Adams and $3 million in cash and notes and one million shares of the newly merged company to Smith Management.

     15. Not satisfied with the foregoing, Adams sought even greater financial advantage. The merger agreement provided that an independent third party, Greg Brenneman (formerly with Continental Airlines and credited for many of the actions that led to its successful turnaround), who had negotiated the merger, would lead the merged airline and receive 20% of the equity of the combined companies for doing so. After signing the agreement, however, Adams proposed to Aloha that he instead be placed at the helm of the merged company and Brenneman's share be split between Hawaiian and Aloha. Aloha, knowing that Adams had no airline operational experience, rejected the proposal. Soon thereafter, the Adams-controlled Board terminated the merger by refusing Turnworks' request to extend an agreed deadline for satisfying certain regulatory and financing conditions.

     C. Hawaiian's Declining Financial Condition

     16. The merger had been presented as a solution to the many business and financial challenges Hawaiian faced. After Hawaiian terminated the merger, those problems remained. Hawaiian's March 31, 2002 quarterly results (released on May 15, 2002), reflected a net loss of over $18.5 million and a net worth deficit of $35 million. Although the company had a positive cash balance, it was declining. Furthermore, despite the receipt of $24.9 million in one-time stabilization payments, Hawaiian had a working capital deficit of $76.1 million, the largest in recent history. These results were substantially worse than the company's projections.

     17. Although Hawaiian reported cash on hand of $93.6 million as of March 31, 2002, the company also had an unfunded pension liability calculated at that time to be at least $54.1 million.

     18. Despite general recognition that September 11 had sharply reduced airline prospects, Hawaiian continued an expensive aircraft fleet replacement program. As part of a fleet modernization program begun in 1999, Hawaiian was in the midst of replacing its old fleet of DC-9 and DC-10 aircrafts with new 717 and 767 models. Hawaiian hoped that the fleet change would reduce its maintenance expenses, improve the reliability of its fleet, and increase its load factors; however, these anticipated benefits were offset by substantially higher aircraft rents. Within weeks after September 11, Hawaiian signed a number of contracts to acquire new aircrafts at rental rates that had been negotiated in the pre-September 11 time frame. The fleet change presented foreseeable implementation risks, which Hawaiian, in fact, experienced in the form of significant and unanticipated transition expenses and substantially increased fixed costs.

     19. Moreover, in stark contrast to the nation's other airlines, which in the spring of 2002 attempted to minimize costs, conserve cash, and reduce flights to match capacity with reduced passenger demand, Hawaiian embarked on an aggressive expansion course that included the addition of several routes Hawaiian had never flown or had flown, but discontinued, due to unsatisfactory results. This strategy exposed Hawaiian to the risk of entering untested markets. Furthermore, since new routes even if ultimately successful require an initial investment, this strategy necessarily involved cash outlays to launch the new routes and fund initial losses.

     20. As a result of the financial impact of September 11 and Hawaiian's poor financial condition, in fall 2001, Hawaiian's credit card processor imposed a "holdback" that placed restrictions on approximately $25 million of Hawaiian's cash in order to protect the processor against the risk that Hawaiian would go out of business before it could provide service to customers who purchased tickets using credit cards. Furthermore, in May 2002, Hawaiian's working capital lender, CIT, informed Hawaiian that it would not extend the line of credit that was available to Hawaiian past July 31, 2002, further exacerbating Hawaiian's already precarious liquidity position.

     21. In addition to its financial difficulties, Hawaiian also experienced several high-level executive departures during the spring of 2002. Specifically, Robert W. Zoller, Jr., Hawaiian's President and Chief Operating Officer ("COO"), resigned effective March 28, 2002, and the COO position remained unfilled until December 2002. As of April 1, 2002, Paul Casey assumed the positions of Vice-Chairman, CEO and President, but also resigned less than two months later, on May 15, 2002. These executive departures compounded the implementation risks posed by Hawaiian's fleet change and aggressive expansion business model. In the midst of this leadership void, on May 17, 2002, Adams assumed the position of CEO and President.

     22. Hawaiian's public statements during this period acknowledged the substantial risks faced by the company. In an April 1, 2002 filing with the Securities and Exchange Commission, Hawaiian stated that "we are currently unable to estimate the long-term impact on us of September 11, 2001, and the sufficiency of our financial resources to absorb that impact," and that, "[e]ven without the events of September 11, 2001, the airline is subject to substantial cyclical volatility.... Accordingly, airlines require substantial liquidity to sustain continued operations under most conditions." Hawaiian continued to caution in a May 15, 2002 filing with the Securities and Exchange Commission that "we continue to incur significant additional expenses resulting from the events of

September 11, 2001,.... Based on current trends we cannot determine at this time the continuing effects of the September 11, 2001 terrorist attacks and the resulting impact on our future profitability."

     D. Promotion and Approval of the $25 Million Self-Tender Offer

     23. Ignoring the company's own warnings, on May 20, 2002, only three days after leading the Board he chaired and controlled to name him CEO and President, Adams proposed that the Board approve a self-tender offer that would distribute $25 million of Hawaiian's cash to shareholders (namely Adams and his affiliates). Having failed to recover his investment in Hawaiian through the proposed Aloha merger, Adams, in bad faith and in breach of his duty of due care and loyalty, devised the tender offer as a means to extract millions of dollars from Hawaiian, yet still maintain control of the company.

     24. In connection with the tender offer proposal, AIP LP (Adams' company) announced its intention to tender all its shares, subject to the condition that the company would purchase only that number of AIP's shares such that, following completion of the tender offer, AIP would continue to own over 50% of Hawaiian's outstanding shares. As the primary beneficiary of the tender offer, Adams had a conflict of interest - nonetheless, Adams continued to act as the driving force behind the self-dealing transaction.

     25. The sole reason articulated for the tender offer was to give Hawaiian's shareholders (namely Adams and his affiliates) a reasonable return on their investment. Knowing that a higher tender offer price would net him more cash, Adams, in the absence of any analysis, pegged the tender offer price at a high of $4.25 per share, a 31% premium over the market price of the stock just prior to the announcement of the tender offer. The self-tender offered to purchase nearly 6 million of the company's shares at $4.25 per share even though just two months before, the Board of Directors approved a stock repurchase program that authorized the purchase of up to 5 million shares in the open market and resulted in the purchase of 990,700 shares at an average price of only $3.17 per share. The stock repurchase program, which distributed $3.1 million to tendering shareholders, was terminated in favor of the proposed $25 million tender offer at above market prices.

     26. In an effort to create the illusion of propriety for his scheme, Adams and his investment company Smith Management caused Hawaiian to retain CBIZ Valuation Counselors ("CBIZ") to provide an opinion that the tender offer complied with Hawaii law (the "Opinion"). CBIZ was retained to provide such an opinion even before the Board met to consider the tender offer proposal. Adams further directed Hawaiian's outside counsel, the law firm of Paul, Weiss, Rifkind, Wharton & Garrison ("Paul Weiss"), which simultaneously represented AIP and Smith Management on other matters, to draw up the tender offer documents, causing Hawaiian to incur substantial legal fees in furtherance of his scheme before the Board's consideration of the proposed transaction.

     27. The Board of Directors considered the tender offer proposal at a meeting held on May 29, 2002. In advocating the tender offer, Adams contended that those shareholders who invested in Hawaiian following its bankruptcy in 1993 (the largest of whom were himself and AIP), had not been afforded an opportunity to recoup their investment, and the company needed to reward shareholders who supported and stood by the company. In purported reliance on CBIZ's Opinion and management's presentation, the Adams-controlled Board voted to distribute $25 million of Hawaiian's cash to purchase its stock at the above-market price of $4.25 per share.

     28. Notably, while the tender offer was being considered, Adams and the Board he controlled were aware that Hawaiian needed to restructure its aircraft leases. On May 30, 2002, the very next day after the Adams-controlled Board approved the distribution of $25 million through the tender offer, Hawaiian informed its largest aircraft lessor, Boeing Equipment Leasing Corporation ("Boeing"), that it would be seeking $20 million per year in cost reductions from its aircraft lessors in the form of contract modifications and concessions.

     E. Adams' Failure to Act with Due Care and Reckless Disregard for Adverse Facts

     29. It was impossible for Adams or any director to reach an informed judgment with respect to the tender offer based on the information presented by CBIZ and Hawaiian's management. Indeed, CBIZ's Opinion was flawed from the start. It was based entirely on projections of growth far greater than the airline had achieved even in good times, much less in the post-September 11th economy and travel environment. Moreover, these projections deviated dramatically from recent projections which had been created in the ordinary course of operations based on historical and current financial results. As part of CBIZ's valuation, Adams provided CBIZ with projections the company prepared in April 2002 (the "April Projections). The April Projections, which were presented to the Board of Directors at its April 26, 2002 meeting (held one month prior to their consideration of the tender offer), represented an aggressive growth strategy and were not based on historical operating results. In contrast to earlier projections that were presented to the Board in February 2002, the April Projections incorporated, among others, the following aggressive assumptions: (a) that Hawaiian would add four new routes into untested markets before year end; (b) that Hawaiian would not only be able to swap certain 767s aircrafts it was obligated to accept for 757s models, but could do so without the payment of any cancellation penalty; (c) that interisland load factors would increase by 10.6% instead of the 3.7% reflected in projections presented at the Board's February meeting; and (d) that transpacific fares which had previously been projected to remain flat would increase. Not surprisingly, many of these overly optimistic assumptions never materialized.

     30. In fact, the industry lowered fares in the second quarter of 2002 in an effort to generate traffic, thereby causing airlines, including Hawaiian, to experience a double negative impact in the form of lower traffic and lower yields. Hawaiian's actual results for April 2002 fell far short of the April Projections provided to CBIZ. Although the April Projections forecasted operating losses of approximately $1.3 million for April 2002, in actuality, the company incurred operating losses of $7.6 million, almost six times more projected losses. Accordingly, through April 30, 2002, the company incurred 2002 operating losses totaling $26.2 million (compared with a projected loss of $15.8 million) and was 66% below plan. May estimates confirmed a continuation of this negative trend. May flash reports (which provide expected results for the current month based on the company's advanced bookings and estimated costs) indicated that May operating losses would be $ 7 million, or $4.7 million more than the projected loss of $2.3 million.

                         a) May 29, 2002 Board Meeting

     31. Actual results for April and Flash estimates for May were available at the time the Board held its May 29, 2002 board meeting. Adams, however, did nothing to ensure that the negative financial results and latest projections were incorporated into CBIZ's analysis. Indeed, CBIZ's Opinion expressly limited its analysis to a review of Hawaiian's financial statements as of March 31, 2002, which CBIZ stated "the management of the Company has represented to us as being the most current financial information available." As a result, no director, and certainly not Adams, could have reasonably relied on an opinion they knew was based on incomplete, inaccurate and outdated financial information.

     32. The April operating results fell dramatically short of each of the different Stressed, Worst, Base and Best case scenarios presented by CBIZ based upon varying load factors, fares and fuel prices. In fact, actual operating losses for April exceeded CBIZ's Stressed and Worst case scenarios by $3.3 million and $5.8 million, respectively. Similarly, although CBIZ projected that Hawaiian's cash balances would dramatically increase, they in fact declined in April and in subsequent months. Furthermore, while CBIZ included the company's existing unfunded pension liabilities in its analysis, no mention or provision was made to address the very real risk that the company's unfunded pension obligations would continue to balloon. As a result, no director could reasonably conclude that the CBIZ Opinion provided any evaluative reassurance to the Board that the tender offer was financially feasible or advisable.

     33. During the May 29 meeting, individual directors voiced concerns regarding the sufficiency of the company's cash to weather unforeseen emergencies or an economic downturn and to sustain expansion. Despite those articulated concerns, and in the absence of any reliable information which would satisfy those concerns, Adams nonetheless urged the Board he controlled to approve the tender offer, which they did. At the May 29 meeting, the three members of the Board designated by the airline pilots, machinists and flight attendants unions abstained from voting on the tender offer transaction.

                        b) June 14, 2002 Board Meeting

     34. The Board's approval of the tender offer was subject to the understanding that the Board again review the transaction at its June 14, 2002 board meeting, and could cause Hawaiian to withdraw the offer if any materially adverse changes occurred concerning Hawaiian's business, condition (financial or otherwise), income, operations or prospects at any time before the offer was scheduled to close on June 27, 2002. In addition, the Board had the ability to extend the offer or amend its terms for any reason.

     35. In connection with a Board meeting held on June 14, 2002, the Board was provided with a revised set of projections (the "June Forecast") that management prepared immediately following the May 29 Board meeting. Given April's and May's dramatically poor operating results, management significantly revised its projections downward such that while the company had previously projected an operating profit of $12 million, the June Forecast now projected a loss of $9.3 million for the year.

     36. Not only did the June Forecast confirm that the company would no longer be profitable in 2002, but at the June 14 meeting, Hawaiian's management provided the Board with more bad financial news. Specifically, the Board was informed that the $7 million operating loss for April was $5 million more than previously projected and that May operating losses, originally projected to be $2.3 million and subsequently estimated at $7 million, would in fact approximate

$9.2 million. The Board was also informed that problems with the introduction of 767 aircraft had delayed the return of certain DC-10 aircrafts and resulted in additional unanticipated costs, totaling $2.5 million through May 2002 alone, which were expected to continue through July 2002. Management reported that for 2002 overall, the company reported an $11.8 million negative variance from its projections. In order to overcome the projected shortfalls, management informed the Board that it would be necessary to adopt wide-ranging measures to increase revenue, including: (a) increasing fares; (b) reducing the interisland schedule; (c) managing yield effectively; (d) controlling usage of the DC-10 aircraft; (e) carefully controlling expenditures; and (f) renegotiating aircraft leases.

     37. Notwithstanding this bleak financial report, Adams continued to advocate the tender offer, stating that the new projections were still within the scenarios presented by CBIZ and that no material adverse change had occurred, while providing no factual support for such claims - which were both false. In spite of the fact that the revised projections represented a $21.3 million negative variance for 2002 - or 229% swing- from the projections that had been provided to CBIZ, rendering any purported reliance on the CBIZ Opinion completely unwarranted, no action was taken by Adams or the Board he controlled to incorporate actual financial results or the current June Forecast into a revised CBIZ Opinion or to ever reconsider the feasibility of the tender offer in light of the negative financial trends. Although individual directors raised concerns about the continued deterioration of projections and revenue, Adams and the Board he controlled nevertheless permitted the tender offer transaction to proceed in the absence of any information to satisfy those concerns.

                               c) June 25, 2002 Board Meeting

     38. The concerns raised at the June 14, 2002 meeting were, however, alarming enough for one of the union designees on the Board to request that the tender offer be delayed until the company had "a better handle on [] third quarter performance." In response, Adams convened another Board meeting on June 25, 2002. During that meeting, Adams acknowledged that the projections presented at the June 14 meeting were "not as positive" as those presented at the May 29 meeting, but continued nevertheless to advocate the immediate consummation of the tender offer without any changes to its terms. Despite the fact that Hawaiian would receive no benefit from the tender offer transaction, Adams insisted it should still proceed, claiming (a) that the company could still afford it (again without offering any factual support), (b) that termination of the offer would require disclosure of the company's April through June projections and its rationale for terminating the proposed Aloha merger and would thereby create "concerns" in the market, and (c) that shareholders expected that "their investment be recognized with a return." None of these proffered reasons were legitimate reasons to proceed with the financially infeasible tender offer.

     39. Adams continued to advocate the tender offer despite the fact that bookings for the company's busiest summer season were down as much as 40% for 2002 when compared with 2001, and delays in placing certain aircraft into service continued to add previously unanticipated maintenance and operational costs. This news was so unsettling that, as Adams informed the Board, Hawaiian was convening a task force of all the major department heads to review fleet status, summer traffic and scheduling and the financial implications of those issues. Despite having knowledge of further material adverse facts, Adams and AIP took no action to reconsider the feasibility of the tender offer. Instead, in bad faith and in breach of his fiduciary duties, Adams continued to represent that the tender offer was still viable, and the Board he controlled ratified their May 29, 2002 vote to proceed with the transaction. Two of the union designees on the Board again abstained from voting on the transaction, and the third designee requested that his earlier abstention be changed to a no vote.

                      d) June 27, 2002 Task Force Meeting

     40. On June 27, 2002, the date the tender offer was scheduled to close and eleven days before funds were scheduled to be distributed, the task force met to address the "significantly changed dynamics of Hawaiian's operations." At that meeting, which Adams attended, it was reported that "operating results for the first five months of the year were below expectations and that the forecast for the peak June-August period [was] also below expectations." It was further reported that the "present forecast now appears somewhat aggressive." Despite receiving yet more evidence of Hawaiian's deteriorating financial condition, Adams and AIP still permitted the tender offer transaction to proceed.

     41. Having been informed of one materially adverse fact after another, Adams' and AIP's promotion of and decision to proceed with the tender offer was unconscionable. Adams and AIP could not have reasonably concluded that the use of $25 million of Hawaiian's rapidly declining liquidity for a discretionary transaction that primarily benefited themselves was in the best interest of the company or reasonable given what they knew about Hawaiian as of June 27, 2002, including that:

     o Instead of the forecasted $18.1 million operating loss in the first five months of 2002, Hawaiian had incurred an operating loss of $37 million, a difference of $18.9 million;

     o  Hawaiian no longer had access to working capital financing;

     o Hawaiian was seeking $20 million in contract modifications and concessions from its aircraft lessors;

     o By mid-June 2002, instead of an operating profit, Hawaiian was projecting an operating loss for 2002 of $9.3 million;

     o Hawaiian had a minimum pension liability in excess of $54 million, which was subject to the risk of significant fluctuation if asset values and interest rates declined further (which, in fact occurred);

     o Hawaiian reported an overall accumulated net equity deficit of $56 million as of May 31, 2002; and

     o  Hawaiian was operating in a troubled industry and uncertain economy.

     42. In bad faith and in breach of his fiduciary duties, Adams, preferring his interests over those of Hawaiian, caused the Board he controlled to accede to his scheme to proceed with the tender offer. Thus, on July 8, 2002, $25 million of the company's critically needed cash was distributed to Hawaiian's shareholders in exchange for which Hawaiian received no value. Not surprisingly, AIP and Adams were the primary beneficiaries of the transaction, receiving a payout of $17,124,249 - nearly 70% of the total proceeds distributed pursuant to the tender offer.

     F. Additional Payouts to Insiders and Related Parties

     43. The tender offer was not the only payout Adams and his affiliates received during this time period. At a board meeting held on April 26, 2002, at Adams' request, the Board also approved a series of other insider and related party transactions, including: (1) a $2 million payment to Adams' investment company Smith Management, which sum was paid on April 30, 2002, purportedly for past services but which, in reality, were investor services that had been voluntarily provided to preserve and enhance the value of AIP's investment; and (2) an ongoing consulting agreement with Smith Management providing for payment of $75,000 per month, commencing May 1, 2002 and continuing through February

2003 for payments totaling $750,000. Additionally, during the April 26 meeting, the Adams-controlled Board also voted to increase Adams' compensation to $600,000 per year (a 200% increase over his 2000 salary).

     44. In breach of fiduciary duties owed to Hawaiian, Adams caused the Board he controlled to accede to his requests to pay significant sums in professional compensation to Smith Management in the absence of any information concerning what services were being provided to or paid for by Hawaiian and despite the fact that Hawaiian was under no obligation to compensate Smith Management for past services. Similarly, in breach of fiduciary duties owed to Hawaiian, Adams caused the Board he controlled to approve a substantial salary increase for himself, which effectively rendered Hawaiian ineligible to apply for millions of dollars in loan guarantees available under the Stabilization Act, in the absence of any analysis concerning the propriety of such an increase.

     G. Transfers to Benefit Hawaiian Holdings

     45. During the April 26, 2002 board meeting, the Board also approved a proposed reorganization, subject to shareholder approval, whereby Hawaiian would become an indirect wholly-owned subsidiary of a newly formed publicly-held Delaware corporation, Hawaiian Holdings, and shareholders of Hawaiian would exchange their shares for Hawaiian Holdings' shares on a one-for-one basis. The reorganization was proposed to permit Hawaiian and its directors to take advantage of the benefits of Delaware corporate law and in an attempt to shield the Board from liability under Hawaii law. Completion of the reorganization was conditioned on the approval of a provision in Hawaiian Holdings' amended bylaws that allowed only Adams or the Adams-controlled Board to call a special meeting of shareholders, thereby ensuring that control could not subsequently be wrested from Adams via a hostile tender offer. As part of the reorganization, Hawaiian Holdings entered into several agreements with AIP LLC to replicate the agreements Airline Investors Partnership, LP (AIP LLC's predecessor) previously had with Hawaiian granting AIP the right, among other things, to elect six of the eleven member board of Hawaiian Holdings. Accordingly, Adams continued to exercise majority control over Hawaiian Holdings' Board.

     46. The reorganization became effective on August 29, 2002. Because Hawaiian Holdings had no business operations of its own and no assets other than its ownership of Hawaiian stock, it relied on payments from Hawaiian to meet its obligations, including those relating to the maintenance of its stock listing. Following the reorganization, Adams, in violation of his duty of care and loyalty to Hawaiian, caused Hawaiian to pay for various legal services rendered by the Paul Weiss firm to Hawaiian Holdings for which Hawaiian received no benefit. Indeed, during the one year prior to Hawaiian's bankruptcy filing, Hawaiian paid Paul Weiss over $2.4 million in legal fees, of which substantial portions related to matters performed for the benefit of Hawaiian Holdings.

     47. Moreover, in or around March 10, 2003, less than two weeks before Hawaiian filed its chapter 11 petition, Adams further caused Hawaiian's Board to disburse another $500,000 to Hawaiian Holdings. Adams had sought more, but Hawaiian's Chief Financial Officer insisted that the company could not afford it. In bad faith and in breach of his fiduciary duties to Hawaiian, and preferring his interests over those of Hawaiian, Adams caused the Board he controlled to approve this transfer despite knowing that Hawaiian Holdings possessed no independent means of repaying this money, Hawaiian had no obligation to make such transfer, and Hawaiian received no benefit in exchange for the transfer.

     H. Hawaiian's Insolvency and the Appointment of a Chapter 11 Trustee

     48. Predictably, the over $3 million paid out to Smith Management and other insiders and the $25 million self-tender offer approved by the Adams-controlled Board, left Hawaiian with insufficient capital to sustain its operations and rendered it insolvent or in the vicinity of insolvency following the completion of those transactions in June 2002. Having been depleted of vitally needed cash and working capital, Hawaiian's financial condition continued to deteriorate and within months of the tender offer, Hawaiian was forced to seek further concessions from its aircraft lessors and announce layoffs. Specifically, in fall 2002, Hawaiian sought further concessions from its aircraft lessors and, in February 2003, requested that its labor unions agree to millions of dollars in productivity and other concessions. Adams demanded significant concessions from others, yet continued to retain the full benefits of his own sizable salary, as well as the $17 million in proceeds he received through the tender offer. On March 21, 2003, less than nine months after the tender offer transaction was consummated, Hawaiian filed for bankruptcy protection.

     49. Within days of Hawaiian's March 21, 2003 bankruptcy filing, Boeing moved to appoint a trustee on the grounds that Adams' extensive self-dealing and disabling conflicts of interest demonstrated that he could not be relied upon to act in the best interest of creditors or a successful reorganization.

     50. Following extensive discovery and a two day trial, on May 16, 2003, the Bankruptcy Court appointed a chapter 11 trustee in Hawaiian's bankruptcy case, correctly concluding that "the tender offer and the disbursement to [Hawaiian Holdings] on the eve of bankruptcy show that, while under Mr. Adams' control, Hawaiian consistently placed the interests of its shareholders ahead of the interests of its creditors." Finding that those two transactions alone justified the appointment of a trustee, the Bankruptcy Court issued an order that included, among others, the following correct findings of fact:

          (a) As to the tender offer, the Bankruptcy Court found that Hawaiian's contention "that the tender offer was appropriate because `[m]anagement believed that the precipitous decline in air travel following the tragic events of September 11 had leveled off and that passenger travel would pick up,'... is not credible.... [E]ven if
     Hawaiian's management and board thought that the airline industry's fortunes had stopped deteriorating and would begin to improve, prudent people in their situation would have waited to see if those expectations were borne out before distributing a substantial portion of the company's cash to equity holders.... In short, it is doubtful that
     Hawaiian's management was actually as optimistic during May and June 2002 as Hawaiian asserts today, any such optimism was misplaced at the outset and had evaporated by the time the tender offer closed, and even if management were as optimistic as it now claims, it was not prudent to act so hastily"; and

          (b) As to the $500,000 disbursement to Hawaiian Holdings, the Bankruptcy Court found that "HH has no independent means of repaying the money. HH needed the money to pay its expenses, including legal fees and other costs associated with the public listing of its stock. Hawaiian had no obligation to make the transfer and received nothing of value in exchange for the transfer. Although HH's stockholders (including AIP and Mr. Adams) may benefit from continued public trading in HH's stock, Hawaiian received no benefits at all."

                             FIRST CAUSE OF ACTION
                   (Fraudulent Transfer Re Self-Tender Offer
                   Against Defendants Adams and AIP Under 11
                     U.S.C. Sections 548(a)(1)(A) and 550)

     51. Plaintiff realleges and incorporates by this reference the allegations contained in paragraphs 1- 50 as though fully set forth herein.

     52. This cause of action is brought by Plaintiff against Adams and AIP.

     53. As detailed above and incorporated herein by reference, through the self-tender offer, Adams undertook to cause Hawaiian to convey and transfer its available liquid assets with the actual intent to burden, delay, and defraud its existing and future creditors. Additionally, in promoting the transaction, Adams and AIP had the actual intent to burden, delay and defraud Hawaiian's existing and future creditors. Because they were in a position to control the disposition of Hawaiian's assets and because they were the transferee of Hawaiian's assets, their intent is imputed to Hawaiian.

     54. Hawaiian did not receive fair consideration or reasonably equivalent value in exchange for the $25 million transferred in the self-tender offer. Hawaiian was insolvent at the time the self-tender offer was completed or became insolvent as a result of such transaction. The transfers made pursuant to the self-tender offer were made at a time when it was intended or believed that Hawaiian would incur debts beyond its ability to pay as they matured. Further, the assets of Hawaiian remaining after completion of these transactions were unreasonably small in relation to the business and transactions in which Hawaiian was engaged and was about to engage.

     55. Wherefore, pursuant to 11 U.S.C. Sections 548(a)(1)(A) and 550, Plaintiff seeks to (a) avoid the transfers to Adams and AIP; (b) recover the funds or the value of such funds transferred to Adams and AIP, and to any immediate or mediate transferee of such transfers; and (c) impose a constructive trust with respect to such funds in the aggregate amount of $17,124,249, plus accrued interest thereon, from the date of such transfers.

                            SECOND CAUSE OF ACTION
                   (Fraudulent Transfer Re Self-Tender Offer
     Against Adams and AIP Under 11 U.S.C. Sections 548(a)(1)(B) and 550)

     56. Plaintiff realleges and incorporates by this reference the allegations contained in paragraphs 1- 50 as though fully set forth herein.

     57. This cause of action is brought by Plaintiff against Adams and AIP.

     58. Hawaiian did not receive fair consideration or reasonably equivalent value in exchange for the Hawaiian assets transferred in the self-tender offer. Hawaiian was insolvent at the time the self-tender offer was completed or became insolvent as a result of such transaction. The transfers made pursuant to the tender offer were made at a time when it was intended or believed that Hawaiian would incur debts beyond its ability to pay as they matured. Further, the assets of

Hawaiian remaining after completion of the tender offer were unreasonably small in relation to the business and transactions in which Hawaiian was engaged and was about to engage.

     59. Wherefore, pursuant to 11 U.S.C. Sections 548(a)(1)(B) and 550, Plaintiff seeks to (a) avoid the transfers to Adams and AIP; (b) recover the funds or the value of such funds transferred to Adams and AIP, and to any immediate or mediate transferee of such transfers; and (c) impose a constructive trust with respect to such funds in the aggregate amount of $17,124,249, plus accrued interest thereon, from the date of such transfers.

                  THIRD CAUSE OF ACTION (Fraudulent Transfer
               Re Self-Tender Offer Against Adams and AIP Under
  Hawaii Revised Statutes Section 651C-4 and 11 U.S.C. Sections 544 and 550)

     60. Plaintiff realleges and incorporates by this reference the allegations contained in paragraphs 1- 50 as though fully set forth herein.

     61. This cause of action is brought by Plaintiff against Adams and AIP.

     62. As detailed above and incorporated herein by reference, through the self-tender offer, Adams undertook to cause Hawaiian to convey and transfer its available liquid assets with the actual intent to burden, delay, and defraud its existing and future creditors. Additionally, in promoting the transaction, Adams and AIP had the actual intent to burden, delay and defraud Hawaiian's existing and future creditors. Because they were in a position to control the disposition of Hawaiian's assets and because they were the transferee of Hawaiian's assets, their intent is imputed to Hawaiian.

     63. Hawaiian did not receive fair consideration or reasonably equivalent value in exchange for the Hawaiian assets transferred in the self-tender offer. Hawaiian was insolvent at the time the self-tender offer was completed or became insolvent as a result of such transaction. The transfers made pursuant to the tender offer were made at a time when it was intended or believed that Hawaiian would incur debts beyond its ability to pay as they matured. Further, the assets of Hawaiian remaining after completion of the tender offer were unreasonably small in relation to the business and transactions in which Hawaiian was engaged and was about to engage.

     64. The transfers are, under Hawaii Revised Statutes Section 651C-4, voidable by 11 U.S.C. Section 544(a)(1) and 11 U.S.C. Section 544(a)(2).

     65. Wherefore, pursuant to Hawaii Revised Statutes Section 651C-4 and 11 U.S.C. Sections 544 and 550, Plaintiff seeks to (a) avoid the transfers to Adams and AIP; (b) recover the funds or the value of such funds transferred to Adams and AIP, and to any immediate or mediate transferee of such transfers; and (c) impose a constructive trust with respect to such funds in the aggregate amount of $17,124,249, plus accrued interest thereon, from the date of such transfers.

                            FOURTH CAUSE OF ACTION
    (Fraudulent Transfer Re Insider and Related Party Transactions Against
                       Smith Management and Adams Under
                   11 U.S.C. Sections 548(a)(1)(A) and 550)

     66. Plaintiff realleges and incorporates by this reference the allegations contained in paragraphs 1- 50 as though fully set forth herein.

     67. This cause of action is brought by Plaintiff against Smith Management and Adams.

     68. As detailed above and incorporated herein by reference, Adams undertook to cause Hawaiian to make the following transfers to insiders and related parties within one year of Hawaiian's chapter 11 filing: (1) $2 million for past services to Smith Management, an entity affiliated with and controlled by Adams, (2) $750,000 to Smith Management for unspecified consulting services, and (3) $200,000 to Adams in additional compensation. Through these transactions, Adams undertook to cause Hawaiian to convey and transfer its available liquid assets with the actual intent to burden, delay, and defraud its existing and future creditors. Additionally, in promoting these transactions, Adams and Smith Management had the actual intent to burden, delay and defraud Hawaiian's existing and future creditors. Because they were in a position to control the disposition of Hawaiian's assets and because they were the transferee of Hawaiian's assets, their intent is imputed to Hawaiian.

     69. Hawaiian did not receive fair consideration or reasonably equivalent value in exchange for the approximately $3 million transferred in connection with the insider and related party transactions described above. Hawaiian was insolvent at the time these transactions were completed or became insolvent as a result of such transactions. The transfers made pursuant to the insider and related party transactions were made at a time when it was intended or believed that Hawaiian would incur debts beyond its ability to pay as they matured. Further, the assets of Hawaiian remaining after completion of these transactions were unreasonably small in relation to the business and transactions in which Hawaiian was engaged and was about to engage.

     70. Wherefore, pursuant to 11 U.S.C. Sections 548(a)(1)(A) and 550, Plaintiff seeks to (a) avoid the transfers to Smith Management and Adams; (b) recover the funds or the value of such funds transferred to Smith Management and Adams, and to any immediate or mediate transferee of such transfers; and
(c) impose a constructive trust with respect to such funds in the aggregate amount of $2.95 million, plus accrued interest thereon, from the date of such transfers.

                             FIFTH CAUSE OF ACTION
        (Fraudulent Transfer Re Insider and Related Party Transactions
                      Against Smith Management and Adams
                Under 11 U.S.C. Sections 548(a)(1)(B) and 550)

     71. Plaintiff realleges and incorporates by this reference the allegations contained in paragraphs 1- 50 as though fully set forth herein.

     72. This cause of action is brought by Plaintiff against Smith Management and Adams.

     73. Hawaiian did not receive fair consideration or reasonably equivalent value in exchange for the Hawaiian assets transferred in connection with the insider and related party transactions described in paragraph 43 above. Hawaiian was insolvent at the time these transactions were completed or became insolvent as a result of such transactions. The transfers made pursuant to the insider and related party transactions were made at a time when it was intended or believed that Hawaiian would incur debts beyond its ability to pay as they matured. Further, the assets of Hawaiian remaining after completion of these transactions were unreasonably small in relation to the business and transactions in which Hawaiian was engaged and was about to engage.

     74. Wherefore, pursuant to 11 U.S.C. Sections 548(a)(1)(B) and 550, Plaintiff seeks to (a) avoid the transfers to Smith Management and Adams; (b) recover the funds or the value of such funds transferred to Smith Management and Adams, and to any immediate or mediate transferee of such transfers; and
(c) impose a constructive trust with respect to such funds in the aggregate amount of $2.95 million, plus accrued interest thereon, from the date of such transfers.

                             SIXTH CAUSE OF ACTION
        (Fraudulent Transfer Re Insider and Related Party Transactions
                   Against Smith Management and Adams Under
  Hawaii Revised Statutes Section 651C-4 and 11 U.S.C. Sections 544 and 550)

     75. Plaintiff realleges and incorporates by this reference the allegations contained in paragraphs 1- 50 as though fully set forth herein.

     76. This cause of action is brought by Plaintiff against Smith Management and Adams.

     77. As detailed above and incorporated herein by reference, through the related party transactions described in paragraph 43 above, Adams undertook to cause Hawaiian to convey and transfer its available liquid assets with the actual intent to burden, delay, and defraud its existing and future creditors. Additionally, in promoting the transactions, Adams and Smith Management had the actual intent to burden, delay and defraud Hawaiian's existing and future creditors. Because they were in a position to control the disposition of Hawaiian's assets and because they were the transferee of Hawaiian's assets, their intent is imputed to Hawaiian.

     78. Hawaiian did not receive fair consideration or reasonably equivalent value in exchange for the Hawaiian assets transferred in connection with the insider and related party transactions. Hawaiian was insolvent at the time these transactions were completed or became insolvent as a result of such transactions. The transfers made pursuant to these transactions were made at a time when it was intended or believed that Hawaiian would incur debts beyond its ability to pay as they matured. Further, the assets of Hawaiian remaining after completion of these transactions were unreasonably small in relation to the business and transactions in which Hawaiian was engaged and was about to engage.

     79. The transfers are, under Hawaii Revised Statutes Section 651C-4, voidable by 11 U.S.C. Section 544(a)(1) and 11 U.S.C. Section 544(a)(2).

     80. Wherefore, pursuant to Hawaii Revised Statutes Section 651C-4 and 11 U.S.C. Sections 544 and 550, Plaintiff seeks to (a) avoid the transfers to Smith Management and Adams; (b) recover the funds or the value of such funds transferred to Smith Management and Adams, and to any immediate or mediate transferee of such transfers; and (c) impose a constructive trust with respect to such funds in the aggregate amount of $2.95 million, plus accrued interest thereon, from the date of such transfers.

                            SEVENTH CAUSE OF ACTION
                   (For Avoidance and Recovery of Preference
      Against Defendant Smith Management Under 11 U.S.C. Section 547(b))

     81. Plaintiff incorporates by reference each and every allegation contained in paragraphs 1- 50 as though fully set forth herein.

     82. This cause of action is brought by Plaintiff against Smith
Management.

     83. Prior to the commencement of its Chapter 11 case, Hawaiian was allegedly provided professional services by defendant Smith Management. On or about April 30, 2002, Hawaiian transferred $2 million of its property for or on account of this purported antecedent indebtedness for past services. Such transfer was made to or for the benefit of Smith Management, an entity affiliated with and controlled by Adams.

     84. Hawaiian alleges, on information and belief, that such transfer was made at a time when Hawaiian was insolvent.

     85. Such transfer enabled Smith Management to receive more than it would receive if Hawaiian's Chapter 11 case were a case under Chapter 7 of the Bankruptcy Code, such transfer had not been made, and Defendant received payment of the debt satisfied by such transfer to the extent provided by the Bankruptcy Code.

     86. Wherefore, to the extent an antecedent debt existed, pursuant to 11 U.S.C. Sections 547, Plaintiff seeks (a) avoidance of the transfer and recovery of the sums paid to Smith Management, and (b) damages against Smith Management in an amount no less than $2 million.

                            EIGHTH CAUSE OF ACTION
             (Fraudulent Transfer Re Hawaiian Holdings Transaction
   Against Hawaiian Holdings Under 11 U.S.C. Sections 548(a)(1)(A) and 550)

     87. Plaintiff realleges and incorporates by this reference the allegations contained in paragraphs 1- 50 as though fully set forth herein.

     88. This cause of action is brought by Plaintiff against Hawaiian
Holdings.

     89. As detailed above and incorporated herein by reference, through the $500,000 transfer to Hawaiian Holdings (the "$500,000 Transfer"), Adams undertook to cause Hawaiian to convey and transfer its available liquid assets with the actual intent to burden, delay, and defraud its existing and future creditors. Additionally, in promoting the transaction, Hawaiian Holdings had the actual intent to burden, delay and defraud Hawaiian's existing and future creditors. Because it was in a position to control the disposition of Hawaiian's assets and because it was the transferee of Hawaiian's assets, its intent is imputed to Hawaiian.

     90. The $500,000 Transfer impaired Hawaiian's further operations.

     91. Wherefore, pursuant to 11 U.S.C. Sections 548(a)(1)(A) and 550, Plaintiff seeks to (a) avoid the transfer to Hawaiian Holdings; (b) recover the funds or the value of such funds transferred to Hawaiian Holdings, and to any immediate or mediate transferee of such transfers; and (c) impose a constructive trust with respect to such funds in the aggregate amount of $500,000, plus accrued interest thereon, from the date of such transfer.

                             NINTH CAUSE OF ACTION
             (Fraudulent Transfer Re Hawaiian Holdings Transaction
   Against Hawaiian Holdings Under 11 U.S.C. Sections 548(a)(1)(B) and 550)

     92. Plaintiff realleges and incorporates by this reference the allegations contained in paragraphs 1- 50 as though fully set forth herein.

     93. This cause of action is brought by Plaintiff against Hawaiian
Holdings.

     94. Hawaiian did not receive fair consideration or reasonably equivalent value in exchange for the Hawaiian assets transferred in connection with $500,000 Transfer. Hawaiian was insolvent at the time the transaction was completed or became insolvent as a result of such transaction. The $500,000 Transfer was made at a time when it was intended or believed that Hawaiian would incur debts beyond its ability to pay as they matured. Further, the assets of Hawaiian remaining after completion of the transaction was unreasonably small in relation to the business and transactions in which Hawaiian was engaged and was about to engage.

     95. Wherefore, pursuant to 11 U.S.C. Sections 548(a)(1)(B) and 550, Plaintiff seeks to (a) avoid the transfer to Hawaiian Holdings; (b) recover the funds or the value of such funds transferred to Hawaiian Holdings, and to any immediate or mediate transferee of such transfers; and (c) impose a constructive trust with respect to such funds in the aggregate amount of $500,000, plus accrued interest thereon, from the date of such transfer.

                             TENTH CAUSE OF ACTION
               (Fraudulent Transfer Re Hawaiian Holdings Transactions
                        Against Hawaiian Holdings Under
  Hawaii Revised Statutes Section 651C-4 and 11 U.S.C. Sections 544 and 550)

     96. Plaintiff realleges and incorporates by this reference the allegations contained in paragraphs 1- 50 as though fully set forth herein.

     97. This cause of action is brought by Plaintiff against Hawaiian
Holdings.

     98. As detailed above and incorporated herein by reference, through the $500,000 Transfer, Adams undertook to cause Hawaiian to convey and transfer its available liquid assets with the actual intent to burden, delay, and defraud its existing and future creditors. Additionally, in promoting the transaction, Hawaiian Holdings had the actual intent to burden, delay and defraud Hawaiian's existing and future creditors. Because it was in a position to control the disposition of Hawaiian's assets and because it was the transferee of Hawaiian's assets, its intent is imputed to Hawaiian.

     99. Hawaiian did not receive fair consideration or reasonably equivalent value in exchange for the $500,000 Transfer to Hawaiian Holdings. Hawaiian was insolvent at the time such transaction was completed or became insolvent as a result of such transaction. The $500,000 Transfer was made at a time when it was intended or believed that Hawaiian would incur debts beyond its ability to pay as they matured. Further, the assets of Hawaiian remaining after completion of this transaction were unreasonably small in relation to the business and transactions in which Hawaiian was engaged and was about to engage.

     100. The $500,000 Transfer is, under Hawaii Revised Statutes Section 651C-4, voidable by 11 U.S.C. Section 544(a)(1) and 11 U.S.C. Section 544(a)(2).

     101. Wherefore, pursuant to Hawaii Revised Statutes Section 651C-4 and 11 U.S.C. Sections 544 and 550, Plaintiff seeks to (a) avoid the transfer to Hawaiian Holdings; (b) recover the funds or the value of such funds transferred to Hawaiian Holdings, and to any immediate or mediate transferee of such transfers; and (c) impose a constructive trust with respect to such funds in the aggregate amount of $500,000, plus accrued interest thereon, from the date of such transfer.

                           ELEVENTH CAUSE OF ACTION
                (Turnover of Property Against Hawaiian Holdings
                         Under 11 U.S.C. Section 542)

     102. Plaintiff realleges and incorporates by this reference the allegations contained in paragraphs 1- 50 as though fully set forth herein.

     103. This cause of action is brought by Plaintiff against Hawaiian
Holdings.

     104. The funds transferred to Hawaiian Holdings in connection with the $500,000 Transfer as described above constitute property of the estate pursuant to 11 U.S.C. Section 541.

     105. Hawaiian Holdings is in possession, custody or control of the transferred funds.

     106. Wherefore, pursuant to 11 U.S.C. Section 542, Plaintiff seeks an order requiring Hawaiian Holdings to account for and turn over the transferred funds of which Hawaiian Holdings has possession, custody or control.

                            TWELFTH CAUSE OF ACTION
             (Unlawful Distribution Against Adams in Violation of
             Hawaii Revised Statutes Sections 414-111 and 414-223)

     107. Plaintiff realleges and incorporates by this reference the allegations contained in paragraphs 1- 50 as though fully set forth herein.

     108. This cause of action is brought by Plaintiff against Adams.

     109. As a result of the cash distributions made to Hawaiian shareholders in connection with the self-tender offer, Hawaiian would be and, in fact, was unable to meet its liabilities as they matured.

     110. The cash distributions made to Hawaiian shareholders in connection with the self-tender offer, constituted unlawful distributions for which Adams is liable to Hawaiian.

     111. As a result of Adams' actions, Hawaiian has been damaged in an amount to be proven at trial.

                          THIRTEENTH CAUSE OF ACTION
  (Violation of Duty of Care to Hawaiian Against Adams in Violation of Hawaii
                       Revised Statute Section 414-221)

     112. Plaintiff realleges and incorporates by this reference the allegations contained in paragraphs 1- 50 as though fully set forth herein.

     113. This cause of action is brought by Plaintiff against Defendant
Adams.

     114. In his capacity as CEO and a director of Hawaiian's Board, Adams owed a duty of care to Hawaiian to act in good faith and in a manner which he reasonably believed to be in the best interests of Hawaiian. In taking actions on behalf of Hawaiian, Adams had a duty, derived from his fiduciary capacity to inform himself and to understand the bases for his decision. Adams was charged with the responsibility of evaluating transactions and making decisions based on informed opinions. Adams did not fulfill his duty of care.

     115. In violation of the duty of care, Adams caused Hawaiian to distribute $25 million of the company's cash in purported reliance on an opinion which he knew was based on projections that were based on unreliable assumptions and outdated financial data and that failed to take into account current negative financial trends and revised financial projections prepared by Hawaiian at the time the offer was approved. In violation of his duty of care, Adams promoted and caused the Board he controlled to proceed with the self-tender offer without adequate information, without any independent investigation and without exercising an informed business judgment. Additionally, in violation of his duty of care, Adams caused the Board he controlled to authorize the payment of professional fees and compensation to insiders and related parties, the payment of legal fees incurred by Hawaiian Holdings, and the disbursement of funds to Hawaiian Holdings, all without adequate information, without any independent investigation and without exercising an informed business judgment.

     116. As a proximate result of Adams' conduct, Hawaiian has been damaged in an amount to be proven at trial. Further, because Adams, in breach of his fiduciary duties, acted with oppression, fraud, or malice, Plaintiff seeks punitive damages.

                          FOURTEENTH CAUSE OF ACTION
    (Violation of Duty of Loyalty to Hawaiian Against Adams in Violation of
                    Hawaii Revised Statute Section 414-221)

     117. Plaintiff realleges and incorporates by this reference the allegations contained in paragraphs 1- 50 as though fully set forth herein.

     118. This cause of action is brought by Plaintiff against Adams.

     119. Adams owed a duty of loyalty to Hawaiian to act in good faith and in a manner which he reasonably believed to be in the best interests of Hawaiian. In taking actions on behalf of Hawaiian, Adams had a duty, derived from his fiduciary capacity not to put his personal or any other interests ahead of the best interests of Hawaiian. He was duty bound to refrain from self dealing, to avoid



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

conflicts of interests, and to be loyal to the community of interests which sustained the corporation and to engage in good faith efforts to maximize Hawaiian's long-term wealth creating capacity.

     120. Since Adams and his affiliates were the primary beneficiaries of the tender offer transaction and received nearly 70% of the proceeds, Adams was not a disinterested member. In promoting and approving the tender offer, Adams acted in his own interests or those of his affiliates, not the interests of Hawaiian. Similarly, in connection with the related party transactions, Adams acted in his own interests or the interests of his affiliates, not the interests of Hawaiian.

     121. As a proximate result of Adams' conduct, Hawaiian has been damaged in an amount to be proven at trial. Further, because Adams, in breach of his fiduciary duties, acted with oppression, fraud, or malice, Plaintiff seeks punitive damages.

                           FIFTEENTH CAUSE OF ACTION
                (Aiding and Abetting Breach of Fiduciary Duty
                           Against Smith Management)

     122. Plaintiff realleges and incorporates by this reference the allegations contained in paragraphs 1- 50 as though fully set forth herein.

     123. This cause of action is brought by Plaintiff against Smith
Management.



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

     124. As described above, Adams owed fiduciary duties to Hawaiian. Adams breached his fiduciary duties by, among other things, authorizing the payment of sums to Smith Management purportedly for past services and ongoing unspecified consulting services.

     125. Despite Smith Management's knowledge of Adams' fiduciary obligations, Smith Management encouraged and assisted Adams in the above described breaches of fiduciary duty. In participating in such breaches of fiduciary duty, Smith Management was acting in furtherance of its own financial gain. Through its participation in and assistance of Adams' misconduct, Smith Management obtained payment for itself of over $2 million.

     126. Through the above described acts, Smith Management aided and abetted Adams in the breach of his fiduciary obligations to Hawaiian. As a direct and proximate result of the wrongful acts herein alleged, Hawaiian has been damaged in an amount to be proven at trial. Further, because Smith Management acted with oppression, fraud, or malice, Plaintiff seeks punitive damages.

                           SIXTEENTH CAUSE OF ACTION
            Unjust Enrichment and Imposition of Constructive Trust
                            Against All Defendants)

     127. Plaintiff realleges and incorporates by this reference the allegations contained in paragraphs 1- 50 as though fully set forth herein.

     128. This cause of action is brought against all defendants.

     129. Because of their wrongful conduct as previously described, these defendants have each been unjustly enriched to the extreme detriment of Hawaiian. Accordingly, Hawaiian seeks disgorgement and the imposition of a constructive trust in the amount of at least $28 million, which includes monies and assets distributed as part of the self tender offer and related party transactions described above. Together, the defendants consummated or caused to be consummated transfers totaling more than $28 million. With full knowledge of the consequences of their actions or in reckless disregard, defendants all allowed the illegal transactions to proceed unimpeded. These defendants did not act in good faith; rather, they willfully or recklessly impaired the capital of Hawaiian.

                               PRAYER FOR RELIEF

     WHEREFORE, Plaintiff prays for judgment as follows:

     1. A declaration by the Court concerning each of the claims and controversies alleged herein;

     2. An award of damages in an amount to be proven at trial;

     3. Punitive damages;

     4. Prejudgment interest;

     5. An award of costs of suit herein; and



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

     6. For such other and further relief as the Court may deem just and proper.

     DATED: Honolulu, Hawaii, November 28, 2003.



                                         /s/ Tom E. Roesser
                                         --------------------------------------
                                         CARLSMITH BALL LLP
                                         TOM E. ROESSER
                                         KATHERINE G. LEONARD

                                         HENNIGAN, BENNETT & DORMAN LLP
                                         BRUCE BENNETT
                                         SIDNEY P. LEVINSON

                                         Counsel for JOSHUA GOTBAUM, CHAPTER 11
                                         TRUSTEE FOR HAWAIIAN AIRLINES, INC.



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